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OGDEN                                                       Quintin G. Marshall
Two Pennsylvania Plaza, New York, NY 10121           quintin_marshall@ogden.com
                                                          Phone: (212) 868-5421
                                                            Fax: (212) 868-3558
                                                              www.ogdencorp.com

FOR IMMEDIATE RELEASE
                     Ogden Calls ISS Recommendation "Bizarre"

     NEW YORK, N.Y., MAY 13, 1998--Ogden Corporation announced today that it had reviewed the voting recommendation of institutional Shareholder Services, Inc. (ISS), regarding the proxy contest for directors being waged against Ogden by Providence Capital, Inc., and believes ISS' conclusions are contradictory and bizarre.

     In commenting on the ISS report, R. Richard Ablon, Chairman and Chief Executive Officer of Ogden Corporation stated, "We are at a loss to understand ISS' logic. They credit the Ogden Board's refocusing program for the "tremendous" returns on Ogden stock, and they reject Providence's entire platform, except for one element - the election of the Providence dissident candidates." To quote ISS' own words, "In our opinion, management has a clear strategy for improving returns and seems to have the company headed in the right direction. Therefore, we do not believe many of the changes suggested by Providence are warranted." Mr. Ablon continued, "On the one hand, ISS credits Ogden Management for the Company's recent performance and future direction.
On the other hand, it endorses a change in the same management, since a vote for Providence is essentially a vote to remove Ogden's Chairman and Chief Executive Officer. It just doesn't add up."

     Mr. Ablon concluded, "We encourage ISS' clients to study the report carefully, but to draw their own conclusions rather than blindly follow ISS' recommendation. We think ISS' findings clearly endorse the actions of Ogden's Board and Management."

     Ogden Corporation (NYSE: OG) is a global corporation focused on three business areas - Entertainment, Aviation and Energy. The Entertainment group has interests in themed and location-based attractions; food and beverage concessions; venue management; large format films and theatres; music, live theatre and video production. The Aviation group provides ground and cargo handling; passenger services; fueling; and airport infrastructure development and management. The Energy group develops, owns and operates independent power facilities and provides related infrastructure services.

     Additional information on the company can be obtained via the Internet, at www.ogdencorp.com, or toll-free (888) 643-3612.

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